UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2011

SERVISFIRST BANCSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-53149	26-0734029
(Commission File Number)	(IRS Employer Identification No.)

850 Shades Creek Parkway, Birmingham, Alabama	35209
(Address of Principal Executive Offices)	(Zip Code)

(205) 949-0302
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.            Entry into a Material Definitive Agreement

On June 21, 2011, ServisFirst Bancshares, Inc. (the “Company”) entered into a Securities Purchase Agreement with the Secretary of the Treasury (the “Treasury”), pursuant to which the Company issued and sold to the Treasury 40,000 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for aggregate proceeds of $40,000,000.  A copy of the Securities Purchase Agreement is attached hereto as Exhibit 4.1.  The Securities Purchase Agreement was entered into, and the Series A Preferred Stock was issued, pursuant to the Treasury’s Small Business Lending Fund program (“SBLF”), a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The Company’s rights and obligations with respect to the Series A Preferred Stock are set forth in the Securities Purchase Agreement and the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on June 20, 2011, a copy of which is attached hereto as Exhibit 4.2.  Those rights and obligations are summarized below.

The Series A Preferred Stock is entitled to receive non-cumulative dividends payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 1% per annum based upon the current level of “Qualified Small Business Lending”, or “QSBL” (as defined in the Securities Purchase Agreement) by the Company’s wholly owned subsidiary ServisFirst Bank (the “Bank”).  The dividend rate for future dividend periods will be set based upon the “Percentage Change in Qualified Lending” (as defined in the Securities Purchase Agreement) between each dividend period and the “Baseline” QSBL level.  Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods.  If the Series A Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%.  Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases.  Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series A Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series A Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.  In addition, if (i) the Company has not timely declared and paid dividends on the Series A Preferred Stock for six dividend periods or more, whether or not consecutive, and (ii) shares of Series A Preferred Stock with an aggregate liquidation preference of at least $25,000,000 are still outstanding, the Treasury (or any successor holder of Series A Preferred Stock) may designate two additional directors to be elected to the Company’s Board of Directors.

As more completely described in the Certificate of Designation, holders of the Series A Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series A Preferred Stock and on certain corporate transactions.  Except with respect to such matters and, if applicable, the election of the additional directors described above, the Series A Preferred Stock does not have voting rights.

The Company may redeem the shares of Series A Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator.

As part of the Securities Purchase Agreement, the Company has granted the Treasury (and any successor) holder certain rights to require the Series A Preferred Stock to be registered for resale under the Securities Act of 1933.

The above discussion is a summary only, and is qualified in all respects by the specific terms of the Securities Purchase Agreement and the Certificate of Designation.

Section 3 – Securities and Trading Markets

Item 3.02.            Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference in its entirety.

The issuance of the Series A Preferred Stock was exempt from registration under the Securities Act of 1933 (the “Act”), in reliance on the exemptions from the registration requirements of the Act for transactions not involving any public offering pursuant to Section 4(2) under the Act.

Section 9 – Financial Statements and Exhibits

Item 9.01.            Financial Statements and Exhibits.

(d)	Exhibits	Description

	Exhibit 4.1	Securities Purchase Agreement, dated as of June 21, 2011, between the Secretary of the Treasury and ServisFirst Bancshares, Inc.

	Exhibit 4.2	Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series A, of ServisFirst Bancshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

Date: June 23, 2011	By:	/s/Thomas A. Broughton III
Thomas A. Broughton III
President
and Chief Executive Officer